Exhibit 23.1

Consent of Independent Registered

Public Accounting Firm

We have issued our report dated March 28, 2024, with respect to the consolidated financial statements included in the Annual Report of NSTS Bancorp, Inc. on Form 10-K for the year ended December 31, 2023. We hereby consent to the incorporation by reference of said report in the Registration Statement of NSTS Bancorp, Inc. on Form S-8 (File No. 333-272597).

/s/ Plante & Moran, PLLC

Chicago, Illinois

March 28, 2024